Exhibit 10.5.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) made as of this 23 day of September 2009, by and between BALLANTYNE STRONG, INC., a Delaware corporation, with its principal offices at 4350 McKinley Street, Omaha, Nebraska 68112 (the “Company”), and JOHN P. WILMERS, an individual, residing at 17403 Harney Street, Omaha, Nebraska 68118 (the “Employee”).

RECITALS:

This Agreement is made with reference to the following facts and objectives:

A.            The Executive Employment Agreement dated January 23, 2003 between the Company and Employee, as amended by Amendment Nos. 1, 2 and 3 thereto, shall be collectively referred to herein as the “Executive Employment Agreement.”

B.            As Employee is approaching retirement, the Company is taking steps to establish a succession plan and has engaged an executive search firm in order to find a successor to fill the position of President and Chief Executive Officer (the “Successor”).  In anticipation of the Company employing the Successor sometime prior to December 31, 2011, the Company and Employee desire to enter into Amendment No. 4 attached hereto as Exhibit A (“Amendment No. 4”) to extend the Employee’s employment and to amend the Executive Employment Agreement to commence on January 23, 2010 and to terminate on the earlier to occur of the following: (i) the first day the Successor commences employment as the President and Chief Executive Officer of the Company, or (ii) December 31, 2011.

C.            In order to promote a smooth transition in the event the Company employs the Successor prior to December 31, 2011, the Company and Employee desire to enter into this Agreement to secure Employee’s service as an employee in a new capacity and to provide compensation and benefits to Employee for the period commencing on the first day the Successor commences employment through December 31, 2011.

D.            This Agreement and Amendment No. 4 will be delivered concurrently.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing, and mutual covenants herein contained, the parties hereto agree as follows:

1.             Employment.  The Company hereby employs the Employee, and the Employee hereby agrees to be employed by the Company, under the terms and conditions hereinafter set forth.  Employee’s employment with the Company shall be on an “at will” basis which means that termination of this Agreement may be initiated by Employee or by the Company at any time, with or without cause, with or without notice, for any reason (not expressly prohibited by law) or no reason.

2.             Title and Duties.  Employee shall have such title as may be assigned to him by the Board of Directors.  Employee shall report directly to the Successor, President and Chief Executive Officer of the Company.  Employee shall devote such time and attention to the business of the Company as shall be necessary to perform and complete the duties assigned to him from time to time by the Successor or the Board of Directors.

3.             Term of this Agreement.  In the event the Company employs the Successor on or prior to December 31, 2011, the term of this Agreement shall commence on the first day the Successor commences employment as the President and Chief Executive Officer of the Company.  Unless terminated earlier as specifically provided herein, Employee’s employment with the Company under this Agreement shall end on December 31, 2011.

4.             Compensation.

4.1           Base Compensation.  For all the services to be rendered by Employee in any capacity hereunder, the Company shall pay Employee a salary at the annual rate of Two Hundred Seventy Five Thousand Dollars ($275,000.00), and in no event shall the base compensation be less than the aforesaid amount.  The compensation paid hereunder to Employee shall be paid in accordance with the payroll practices conducted by the Company and shall be subject to the customary withholding taxes and other employment taxes as required with respect to compensation paid by a corporation to an employee.

4.2           Effect of Termination of Employment.  Upon termination of employment for any reason, the Employee shall be entitled to receive the base compensation accrued but unpaid as of the date of termination.  Upon termination of employment of the Employee by the Company for any reason other than for cause, the Employee shall also be entitled to receive the severance compensation and retiree medical benefits as set forth below.

5.             Vacation.  The Employee shall be entitled to vacation during each 12 months of employment in accordance with the applicable Company policy.  All vacations shall be in addition to recognized national holidays.  During all vacations, the Employee’s compensation and other benefits as stated herein shall continue to be paid in full.  Such vacation shall only be taken at times convenient for the Company.

6.             Other Benefits.

6.1           Employee Benefit Plans.  In addition to the compensation and to the rights provided for elsewhere in this Agreement, the Employee shall be entitled to participate in each employee benefit plan of the Company now or hereafter adopted for the benefit of the employees of the Company, to the extent permitted by such plans and by applicable law.

6.2           Retiree Medical Benefits.  The Company further agrees to continue the Employee’s medical coverage for Employee and his eligible dependents, at the Company’s expense, until the Employee attains age sixty-five (65), and for the Employee’s spouse until she attains the age of sixty-five (65), even though such events may occur after this Agreement expires.  After age sixty-five (65), the Employee and his eligible dependents shall only be entitled to medical insurance coverage to the extent, if any, that the Company provides such coverage for other retired senior executives, except that the Company shall continue to provide medical coverage for the Employee’s spouse until she attains the age of sixty-five (65), provided the Employee is not terminated for cause.

7.             Severance Compensation.  In the event Employee’s employment is terminated prior to December 31, 2011 for any reason other than for cause at the initiation of the Company, then the Company shall remain liable for the base compensation payable in accordance with Section 4.1 of this Agreement.  Such payments shall continue until December 31, 2011 and shall constitute the sole severance benefits payable to Employee by the Company.  The receipt of such payments by Employee shall be conditioned upon Employee’s continued compliance with the obligations set forth in Section 10 (Restrictive Covenants) and Employee’s execution of the Company’s standard form of general release.

8.             Termination Prior to End of the Term.

8.1           Termination Due to Death.  This Agreement shall be terminated automatically upon the Employee’s death.  In the event of termination by reason of death, (i) the Employee’s estate shall be paid all accrued sums due and owing under Section 4 above and any benefits provided by the Company under Section 6 above, and (ii) the date of termination of Employee’s employment will be deemed to have occurred for purposes of this Agreement on the end of the month in which his death occurs.

8.2           Termination for Cause.

8.2.1        Definition of Cause.  The Company may terminate, at any time, the Employee’s employment for cause.  The term for “cause” for purposes of this Agreement shall mean that the Employee did any of the following:

(a)           Acted dishonestly or incompetently or engaged in willful misconduct in the performance of Employee’s duties;

(b)           Breached fiduciary duties owed to the Company;

(c)           Intentionally failed to perform reasonably assigned duties;

(d)           Willfully violated any law, rule, or regulation, or court order (other than minor traffic violations or similar offenses), or otherwise committed any act which would have a material adverse impact on the business of the Company; or

(e)           Is in breach of this Agreement and such breach is not cured by Employee within ten (10) days’ written notice to him.

8.2.2        For Cause Procedure.  Employee shall be sent written notice of termination that specifically sets forth in reasonable detail the facts and circumstances upon which the Board of Directors believes that the Employee has given the Company cause for termination of Employee’s employment.  Said notice shall give the Employee an opportunity, together with legal counsel, to be heard before the Board of Directors of the Company.  Termination for cause shall be based on a finding by two-thirds (2/3) of the Board of Directors (not including Employee, should he be a member of the Board of Directors), and said Board shall specify its findings concerning said termination in detail.  For purposes of this Subsection, no acts, or failure to act, on the Employee’s part will be considered willful or willfully done unless done, or admitted to be done, by the Employee in bad faith and without reasonable belief that the Employee’s action or omission was in the best interest of the Company.

8.2.3        Conviction.  Notwithstanding the foregoing, however, any conviction of the Employee for any criminal act involving any violence, dishonesty, fraud, or breach of trust or other felonious behavior, shall result in the automatic termination of Employee’s employment, without notice, and without any of the procedures specified in Subsection 8.2 above.

8.2.4        Effect of For Cause Termination.  In the event that the Employee is terminated for cause, then he shall be entitled to receive any accrued compensation that may be due and owing him under Section 4 above, but no other benefits or compensation whatsoever.

9.             Employment by a Subsidiary.  Either the Company or a Subsidiary may be Employee’s legal employer. For purposes of this Agreement, any reference to Employee’s termination of employment with the Company means termination of employment with the Company and all Subsidiaries, and does not include a transfer of employment between any of them. The obligations created under this Agreement are obligations of the Company. For purposes of this paragraph, a “Subsidiary” means an entity more than fifty percent (50%) of whose equity interests are owned directly or indirectly by the Company.

10.           Restrictive Covenants.

10.1         Need for Protection.  Employee acknowledges that, because of his senior executive position with the Company, his knowledge of the affairs of the Company and his relations with its dealers, distributors and customers are such that he could do serious damage to the financial welfare of the Company, should he compete or assist others in competing with the business of the Company.  Consequently, and in consideration of his continued employment with the Company, and for the benefits he is to receive under this Agreement, and for other good and valuable consideration, the receipt of which he hereby acknowledges, the Employee agrees as follows:

10.2         Confidential Information.

A.            Non-Disclosure.  Except as the Company may permit or direct in writing, during the term of this Agreement and thereafter, Employee agrees that he will never disclose to any person or entity any confidential or proprietary information, knowledge, or data of the Company, which he may have obtained while in the employ of the Company, relating to any customers, customer lists, methods of distribution, sales, prices, profits, costs, contracts, inventories, suppliers, dealers, distributors, business prospects, business methods, manufacturing ideas, formulas, plans or techniques, research, trade secrets, or know how of the Company.

B.            Return of Records.  All records, documents, software, computer disks, and any other form of information relating to the business of the Company, which are or were prepared or created by Employee, or which may or did come into his possession during the term of his employment with the

Company, including any and all copies thereof, shall be returned to or, as the case may be, shall remain in the possession of the Company.

C.            Future Employment.  Nothing in this section shall limit the Employee’s right to carry the Employee’s accumulated career knowledge and professional skills to any future employment, subject to the specific limitations of the foregoing provisions of this section and the respective covenants set forth below.

10.3         Covenant Not To Solicit.  Employee agrees that he will not, for a period of at least one (1) year after his employment with the Company has terminated:

A.            directly or indirectly, on behalf of himself or any person or entity, engage in, or assist any other person or entity to engage in, the manufacture, assembly, distribution, or sale to any customer, distributor or dealer of the Company, wherever located, of said motion picture theater equipment, restaurant equipment, or any other type of product manufactured, assembled distributed or sold by the Company, if said customer, distributor or dealer is one with whom he had contact or on whose account he worked on during the twelve (12) months prior to the termination of his employment, or,

B.            directly or indirectly request or advise any of the aforesaid customers, distributors or dealers referred to in Paragraph A. above, of this subsection, to curtail their business with the Company or to patronize another business which is in competition with the Company, or

C.            directly or indirectly, on behalf of himself or any other person or entity, request, advise, or solicit any employee of the Company to leave that employment in order to engage in, or assist any other person or entity to engage in, competition with the Company.

10.4         Survival of Covenant Not to Solicit.  It is understood and agreed that Subsection 10.3 shall be applicable and remain in full force and effect for the greater of the remaining term of Employee’s employment under this Agreement or the one (1) year following the date of termination, whichever occurs later.

10.5         Judicial Modification.  In the event that any court of law or equity shall consider or hold any aspect of this section to be unreasonable or otherwise unenforceable, the parties hereto agree that the aspects of this section so found may be reduced or modified by appropriate order of the court, and shall thereafter continue, as so modified, in full force and effect.

10.6         Injunctive Relief.  The parties hereto acknowledge that the remedies at law for breach of this section will be inadequate, and the Company shall be entitled to injunctive relief for violation thereof; provided, however, that nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages from the Employee.

11.           Inventions and Discoveries.  The Employee hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company all of the entire right, title and interest of the Employee in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material made or conceived by the Employee, solely or jointly, during the term hereof which relate to the products and services provided by the Company or which otherwise relate or pertain to the business, functions or operations of the Company. The Employee agrees to communicate promptly and to disclose to the Company, in such form as the Employee may be required to do so, all information, details and data pertaining to such inventions, ideas, disclosures and improvements and to execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be required of the Employee to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications, and, as to copyrightable material, to obtain copyrights thereof.

12.           Modification and Waiver.  No provision of this Agreement may be modified, waived or discharged unless that waiver, modification or discharge is agreed to in writing by Employee and that officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by that other party will be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

13.           Entire Agreement; Construction.  This Agreement contains the entire agreement of the parties.  This Agreement supersedes any oral agreement between Employee and the Company and any oral representation by the Company to Employee with respect to the subject matter of this Agreement. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Nebraska.

14.           Severability.  If any one or more of the provisions of this Agreement, including but not limited to Section 10 hereof, or any word, phrase, clause, sentence or other portion of a provision is deemed illegal or unenforceable for any reason, that provision or portion will be modified or deleted in such a manner as to make this Agreement as modified legal and enforceable to the fullest extent permitted under applicable laws. The validity and enforceability of the remaining provisions or portions will remain in full force and effect.

15.           Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which will take effect as an original and all of which will evidence one and the same agreement.

16.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, beneficiaries, personal representatives, successors and assigns.

17.           Notice.  For purposes of this Agreement, notices and all other communications provided for in this Agreement will be in writing and will be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage pre-paid, addressed to the respective addresses set forth on the first page of this Agreement, or to that other address as either party may have furnished to the other in writing in accordance with this

Section 17, provided that all notices to the Company will be directed to the attention of the Secretary of the Company, and except that notice of change of address will be effective only upon receipt.

18.           Remedies of Employee.  In the event that the Employee makes any claim or demand based upon this Agreement, or the breach thereof, the Employee hereby agrees that the damages which he may recover shall be limited to the maximum amount of benefits to which he could possibly be entitled under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BALLANTYNE STRONG, INC., a Delaware corporation, “Company”

By:	/s/ William F. Welsh, II
Its:	Chairman of the Board

By:	/s/ John P. Wilmers
JOHN P. WILMERS, “Employee”